EXHIBIT 99.1

ATHEROGENICS, INC.
(Debtor-in-Possession)
BALANCE SHEET
February 28, 2009
(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$ 47,785,469
Prepaid expenses	328,945
Interest receivable and other current assets	17,579
Total current assets	48,131,993

Equipment and leasehold improvements, net of accumulated depreciation
and amortization	703,116
Total assets	$ 48,835,109

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$ 50,894
Accrued compensation	158,192
Accrued and other liabilities	165,150
Total current liabilities not subject to compromise	374,236

Prepetition liabilities	306,680,232

Shareholders' deficit
Common stock	218,861,985
Warrants	598,172
Accumulated deficit	(477,679,516)
Total shareholders' deficit	(258,219,359)
Total liabilities and shareholders' deficit	$ 48,835,109

ATHEROGENICS, INC.
(Debtor-in-Possession)
STATEMENT OF OPERATIONS
For the month ended February 28, 2009
(Unaudited)

Revenues	$ —

Operating expenses (1):
Research and development	687,182
General and administrative	424,514
Total operating expenses	1,111,696

Operating loss	(1,111,696)
Interest and other income	—
Interest expense	—
Net loss before reorganization items	(1,111,696)

Reorganization items, net	(121,581)

Net loss	$ (1,233,277)

Net loss per share –
basic and diluted	$ (0.03)

Weighted average shares
outstanding – basic and diluted	39,518,492

(1) Operating expenses include non-cash depreciation expense of $195,171.